Teavana Announces Agreement to Acquire Teaopia

Atlanta, Georgia - April 16, 2012 - Teavana Holdings, Inc. (NYSE: TEA) today announced that it has reached an agreement to acquire the assets of Teaopia Ltd., a leading mall-based specialty tea retailer in Canada, for an all-cash purchase price of $26.9 million, subject to post-closing adjustments. Teavana expects to fund the transaction primarily with cash on hand with the remainder from borrowings under an existing U.S. credit facility. The acquisition is expected to close in the second fiscal quarter, subject to customary closing conditions. The acquisition's impact to earnings per share is expected to be neutral in fiscal 2012, excluding transaction and integration expenses, and accretive by $0.03 - $0.04 in fiscal 2013.

Teaopia Ltd., founded in 2005 and based in Canada, is a specialty retailer of loose-leaf teas, tea related merchandise and beverages operating in 46 company-owned stores, primarily in high-end malls across Canada and online (www.teaopia.ca). For the twelve months ended January 31, 2012, Teaopia generated net sales of approximately CAD $17 million and opened 12 new stores, ending the period with 46 stores.

"We are excited to rapidly advance Teavana's expansion in Canada with the Teaopia acquisition," said Andrew Mack, Chairman and Chief Executive Officer of Teavana Holdings, Inc. "With this acquisition, we immediately establish a strong foothold in many of the best mall locations in Canada. Teaopia's prime mall locations, similar store branding and focus on premium loose-leaf teas, and great store employees and managers all make this opportunity a natural fit for us. As we integrate and rebrand the Teaopia stores, we look forward to leveraging our shared best practices and welcoming the Teaopia employees into the Teavana family."

Mr. Mack added, "I'd also like to take this opportunity to congratulate David Bellisario, the founder and President of Teaopia, on compiling a best-in-class portfolio of Canadian real estate for his stores and on building Teaopia into the vanguard of tea retail in Canada. We look forward to building on this established market position under the Teavana banner."

David Bellisario, Teaopia's founder and President stated, "I am excited for Teaopia to become part of the Teavana family. Teaopia will represent a stellar addition to Teavana, arguably the largest and most successful specialty tea retailer in the world. I look forward to working with Andrew and his team on this transition and watching the Teaopia stores thrive as part of Teavana."

Teavana was advised in the transaction by North Point Advisors, and Teaopia was advised by Broadstone Partners.

Conference Call Information:

A conference call is scheduled for this morning, April 16, 2012, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 681-3378 approximately 10 minutes prior to the start of the call. International callers may dial (719) 325-4925. A live audio webcast of the conference call will be available online at www.teavana.com in the investor relations section of the website. A slide presentation will accompany the prepared remarks and will be posted with the webcast on the company's website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing (877) 870-5176 for domestic callers and (858) 384-5517 for international callers. The pin number to access the telephone replay is 1462520. The replay will be available until April 23, 2012.

About Teavana:

Teavana is a specialty retailer offering more than 100 varieties of premium loose-leaf teas, authentic artisanal teawares and other tea-related merchandise through over 200 company-owned stores and on its website. Founded in 1997, the company offers new tea enthusiasts and tea connoisseurs alike its "Heaven of Tea" retail experience where passionate and knowledgeable "teaologists" engage and educate them about the ritual and enjoyment of tea.  The company's mission is to establish Teavana as the most recognized and respected brand in the tea industry by expanding the culture of tea across the world.  To support the tea culture globally, Teavana donates approximately 1% of annual net profits to the Cooperative for Assistance and Relief Everywhere, Inc., or "CARE," through its Teavana Equatrade program.  For more information, visit www.teavana.com.

About Teaopia:

Teaopia Ltd., founded in 2005 and based in Canada, is a specialty retailer of loose-leaf teas, tea related merchandise and beverages operating in 46 company-owned stores across Canada and online (www.teaopia.ca).

Forward-Looking Statements:

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding expectations of whether the acquisition will close and when it will close. Forward-looking statements reflect management's current views and estimates regarding our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. You can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to risks relating to our strategy and expansion plans, the availability of suitable new store locations, risks that consumer spending may decline and that U.S., Canadian and global macroeconomic conditions may worsen, risks related to our continued retention of our senior management and other key personnel, risks relating to changes in consumer preferences and economic conditions, risks relating to our distribution center, quality or health concerns about our teas and tea-related merchandise, events that may affect our vendors, increased competition from other tea and beverage retailers, risks relating to trade restrictions, risks associated with leasing substantial amounts of space, and other factors that are set forth in the Company's filings with the Securities and Exchange Commission ("SEC"), including risk factors included in our Annual Report on Form 10-K filed with the SEC and available at www.sec.gov and in all filings with the SEC made by us subsequent to the filing of the Form 10-K. Other factors that could change expected outcomes include our ability to close the transaction and integrate Teaopia's operations as planned and the continued performance of Teaopia's locations as planned. If one or more of these risks or uncertainties materialize, or if any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by us in this news release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Teavana Investor Contact:

ICR, Inc.

Farah Soi / Joseph Teklits

203-682-8200

farah.soi@icrinc.com